FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS 2013 THIRD QUARTER FINANCIAL RESULTS

Clarksville, Indiana—July 24, 2013. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank, F.S.B. (the "Bank"), today reported net income and net income available to common shareholders of $1.1 million, or $0.48 per diluted share, for the quarter ended June 30, 2013 compared to net income of $1.3 million and net income available to common shareholders of $1.2 million, or $0.55 per diluted share, for the quarter ended June 30, 2012.

Net interest income after provision for loan losses increased $93,000 for the quarter ended June 30, 2013 as compared to the same period in 2012. Interest income increased $130,000 when comparing the two periods due primarily to an increase in the average balance of interest-earning assets of $68.8 million from $526.6 million for 2012 to $595.4 million for 2013, which more than offset the change in interest income due to a decrease in the average tax-equivalent yield on interest-earning assets from 5.12% for 2012 to 4.64% for 2013. Interest expense decreased $215,000 when comparing the two periods due primarily to a decrease in the average cost of interest-bearing liabilities from 1.00% for 2012 to 0.71% for 2013, which more than offset the change in interest expense due to an increase in the average balance of interest-bearing liabilities of $61.0 million from $450.4 million for 2012 to $511.4 million for 2013. The provision for loan losses increased $252,000 from $308,000 for 2012 to $560,000 for 2013. Nonperforming loans increased $601,000 from $5.8 million at September 30, 2012 to $6.4 million at June 30, 2013. Net charge-offs were $614,000 for the quarter ended June 30, 2013 compared to $336,000 for the same period in 2012.

Noninterest income decreased $10,000 for the quarter ended June 30, 2013 as compared to the same period in 2012. The decrease was due primarily to a gain of $321,000 on a life insurance policy during 2012, which more than offset increases in net gain on sales of loans of $194,000 and real estate lease income of $86,000. The increase in the net gain on sale of loans was due primarily to a $109,000 gain on the sale of the SBA-guaranteed portion of a commercial real estate loan.

Noninterest expenses increased $104,000 for the quarter ended June 30, 2013 as compared to the same period in 2012. The increase was due primarily to increases in compensation and benefits expense and occupancy and equipment expense of $189,000 and $183,000, respectively, which more than offset decreases in data processing expense and professional fees expense of $190,000 and $138,000, respectively. The increase in compensation and benefits expense is due primarily to normal salary, wages and benefits increases and the addition of employees as a result of the acquisition of four branches from First Federal Savings Bank of Elizabethtown, Inc. (“FFSB”) in July 2012. The increase in occupancy and equipment expense is due primarily to the $71,000 replacement of the main office roof, $66,000 relating to the replacement of obsolete phone systems, and the operation of the branches acquired from FFSB. The decreases in data processing expense and professional fees expense are due primarily to expenses recognized in 2012 for the acquisition of the four FFSB branches.

The Company recognized income tax expense of $441,000 for the quarter ended June 30, 2013, for an effective tax rate of 27.9%, compared to income tax expense of $331,000, for an effective tax rate of 20.6%, for the same period in 2012. The lower effective tax rate for the quarter ended June 30, 2012 was primarily due to a higher level of tax exempt income for 2012.

Results of Operations for the Nine Months Ended June 30, 2013 and 2012

For the nine-month period ended June 30, 2013, the Company reported net income of $3.3 million and net income available to common shareholders of $3.2 million, or $1.41 per diluted share, compared to net income of $3.1 million and net income available to common shareholders of $3.0 million, or $1.36 per diluted share, for the same period in 2012.

Net interest income after provision for loan losses increased $1.1 million for the nine months ended June 30, 2013 as compared to the same period in 2012. Interest income increased $1.3 million when comparing the two periods due primarily to $371,000 of accretion income recognized upon the payoff of a loan in the 2013 period that was purchased at a discount in 2012, and an increase in the average balance of interest-earning assets of $84.0 million from $503.2 million for 2012 to $587.2 million for 2013, which more than offset the change in interest income due to a decrease in the average tax-equivalent yield on interest-earning assets from 5.20% for 2012 to 4.80% for 2013. Interest expense decreased $475,000 when comparing the two periods due primarily to a decrease in the average cost of interest-bearing liabilities from 1.08% for 2012 to 0.79% for 2013, which more than offset the change in interest expense due to an increase in the average balance of interest-bearing liabilities of $77.9 million from $432.1 million for 2012 to $510.0 million for 2013. The provision for loan losses increased $665,000 from $897,000 for 2012 to $1.6 million for 2013. Net charge-offs were $1.1 million for the nine months ended June 30, 2013 compared to $674,000 for the same period in 2012.

Noninterest income increased $589,000 for the nine months ended June 30, 2013 as compared to the same period in 2012. The increase was due primarily increased net gains on the trading account securities portfolio of $170,000 for 2013 and increases in net gain on sales of loans and real estate lease income of $300,000 and $190,000, respectively, which more than offset the $321,000 gain on life insurance that was recognized on a life insurance policy during 2012.

Noninterest expenses increased $1.3 million for the nine months ended June 30, 2013 as compared to the same period in 2012. The increase was due primarily to increases in compensation and benefits expense, occupancy and equipment expense and other operating expenses of $1.2 million, $245,000 and $206,000, respectively, which more than offset a decrease in data processing and advertising expense of $187,000 and $169,000, respectively. The increase in compensation and benefits expense is due primarily to normal salary, wages and benefits increases and the addition of employees as a result of the acquisition of the FFSB branches, and increased ESOP compensation expense of approximately $333,000 due to the accelerated repayment of the ESOP loan during the December 2012 quarter. The increase in occupancy and equipment expense is due primarily to the operation of the branches acquired from FFSB and the aforementioned expenses related to the main office roof and phone systems replacement. The increase in other operating expenses is due primarily to $294,000 in expenses related to the Company’s debit card reward points program for which no expense was recognized in the 2012 period. The decrease in data processing is due primarily to expenses recognized in 2012 for the acquisition of the four FFSB branches. The decrease in advertising expense was due primarily to expenses recognized in the 2012 period that were associated with the rebranding and advertising campaign for the Bank’s new look and logo that was launched in September 2011.

The Company recognized income tax expense of $1.2 million for the nine months ended June 30, 2013, for an effective tax rate of 27.1%, compared to income tax expense of $1.0 million, for an effective tax rate of 24.5%, for the same period in 2012. The lower effective tax rate for the period ended June 30, 2012 was primarily due to a higher level of tax exempt income for 2012.

Comparison of Financial Condition at June 30, 2013 and September 30, 2012

Total assets increased $14.1 million from $638.9 million at September 30, 2012 to $653.0 million at June 30, 2013. Investment securities, net loans and cash surrender value of life insurance increased $10.1 million, $15.4 million and $4.3 million, respectively, while cash and cash equivalents decreased $17.7 million from September 30, 2012 to June 30, 2013. Borrowings from Federal Home Loan Bank and other long-term debt increased by $23.3 million and $2.8 million, respectively, while total deposits decreased $9.9 million.

Stockholders’ equity decreased $899,000 from $82.9 million at September 30, 2012 to $82.0 million at June 30, 2013, due primarily to a $3.4 million decrease in other comprehensive income as a result of a decrease in net unrealized gains on securities available for sale, which is due to changes in the yield curve and long-term rate forecasts. The Company declared a cash dividend of $0.10 per share to the stockholders of record of the common shares as of the close of business on May 16, 2013, which totaled $231,000 and was paid on July 1, 2013. At June 30, 2013, the Bank was considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has fourteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, Floyds Knobs, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo and Salem. The Bank intends to open its fifteenth office location in New Albany, Indiana in August 2013. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact

Tony A. Schoen, CPA

Chief Financial Officer

812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
OPERATING DATA:	2013	2012	2013	2012
(In thousands, except share and per share data)

Total interest income	$6,689	$6,559	$20,450	$19,118
Total interest expense	909	1,124	3,014	3,489

Net interest income	5,780	5,435	17,436	15,629
Provision for loan losses	560	308	1,562	897

Net interest income after provision for loan losses	5,220	5,127	15,874	14,732

Total noninterest income	1,035	1,045	2,960	2,371
Total noninterest expense	4,673	4,569	14,269	12,936

Income before income taxes	1,582	1,603	4,565	4,167
Income tax expense	441	331	1,238	1,021

Net Income	$1,141	$1,272	$3,327	$3,146

Less: Preferred stock dividends declared	(43)	(43)	(129)	(128)

Net Income available to common shareholders	$1,098	$1,229	$3,198	$3,018

Net Income per share, basic	$0.51	$0.57	$1.48	$1.40
Weighted average common shares outstanding, basic	2,173,914	2,167,488	2,164,281	2,159,515

Net Income per share, diluted	$0.48	$0.55	$1.41	$1.36
Weighted average common shares outstanding, diluted	2,277,824	2,237,130	2,261,821	2,223,922

Performance ratios (annualized):
Return on average assets	0.70%	0.89%	0.68%	0.76%
Return on average equity	5.39%	6.37%	5.28%	5.37%
Return on average common stockholders' equity	6.76%	8.11%	6.64%	6.88%
Interest rate spread	3.93%	4.12%	4.01%	4.12%
Net interest margin	4.03%	4.27%	4.11%	4.28%
Efficiency ratio	68.57%	70.51%	69.96%	71.87%

	June 30,	September 30,
FINANCIAL CONDITION DATA:	2013	2012
(Dollars in thousands, except per share data)

Total assets	$653,020	$638,913
Cash and cash equivalents	21,115	38,791
Investment securities	174,100	163,953
Gross loans	409,817	393,973
Allowance for loan losses	5,335	4,906
Earning assets	597,427	570,285
Goodwill	7,936	7,936
Core deposit intangibles	2,155	2,413
Deposits	484,383	494,234
FHLB borrowings	76,365	53,062
Total liabilities	570,993	555,987
Stockholders' equity	82,027	82,926

Book value per common share	28.06	28.25
Tangible book value per common share	23.70	23.80

Non-performing assets:
Nonaccrual loans	5,776	4,089
Accruing loans past due 90 days	657	1,743
Troubled debt restructurings classified as performing loans	5,964	6,811
Foreclosed real estate	671	1,481
Other nonperforming assets	-	-

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.28%	1.23%
Allowance for loan losses as a percent of nonperforming loans	82.93%	84.12%
Nonperforming loans as a percent of total loans	1.55%	1.46%
Nonperforming assets as a percent of total assets	2.00%	2.21%